UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 11, 2021

Smartsheet Inc.
(Exact name of registrant as specified in its charter)

Washington	001-38464	20-2954357
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10500 NE 8th Street, Suite 1300
Bellevue,	WA
98004
(Address of principal executive offices and zip code)
(844)	324-2360
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, no par value per share	SMAR	The New York Stock Exchange
    Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

    Emerging growth company ☐

    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Dr. Alissa Abdullah to the Board of Directors

On March 11, 2021, the Board of Directors (the "Board") of Smartsheet Inc. (the "Company"), on the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Dr. Alissa Abdullah as a member of the Board, effective immediately. Dr. Abdullah joins the Board as a Class III director. Dr. Abdullah has also been appointed to serve on the Board's Audit Committee. In connection with Dr. Abdullah's appointment, the Board also approved an increase in the authorized number of members of the Board from nine to ten. In accordance with the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, and in accordance with her term as a Class III director, Dr. Abdullah's initial term of Board service will expire at the 2021 Annual Meeting of Shareholders.

Since September 2019, Dr. Abdullah has served as senior vice president and deputy chief security officer of Mastercard Incorporated, a global payments industry technology company. From October 2016 to September 2019, Dr. Abdullah was the chief information security officer of Xerox Corporation, a workplace technology company. From March 2015 to October 2016, Dr. Abdullah served as the chief information security officer of Stryker Corporation, a medical technology company. From March 2012 to February 2015, Dr. Abdullah served as deputy chief information officer of the Executive Office of the President of the United States of America. Previously, she served as associate vice president for the Enterprise Solutions Division at Catapult Technology, a consulting services firm, and as a deputy chief technology officer at Lockheed Martin Corporation, an aerospace and defense technology company, and prior to that as a cryptologic mathematician with the United States Department of Defense. Dr. Abdullah holds a Ph.D. in Information Technology Management from Capella University; a M.S. in Telecommunications and Computer Networks from The George Washington University; and a B.S. in mathematics from Savannah State University. We believe that Dr. Abdullah’s experience serving in executive roles at large technology companies and advising at the highest levels of government qualify her to serve on our board of directors.

In connection with her service as a director, Dr. Abdullah will receive the standard compensation received by non-employee directors, which consists of an annual cash retainer of $30,000 for her service as a director, which will be prorated for her first partial service year, and an initial appointment grant of restricted stock units under the Company's 2018 Equity Incentive Plan (the "2018 Plan"), a copy of which is attached as Exhibit 10.4 to the Company’s Form S-1/A filed with the SEC on April 16, 2018, equal to a number of shares calculated based on the quotient of $250,000 divided by the average daily closing price of the Company's Class A Common Stock on the New York Stock Exchange in the 10 trading days ending two days preceding the date of grant (the “Initial Appointment Grant”). One-third of the shares subject to the Initial Appointment Grant will vest on each of the first three anniversaries following the date of grant so long as Dr. Abdullah serves as a director of the Company through each vesting date. Dr. Abdullah will also receive an annual cash retainer of $8,000 for her service on the Audit Committee, which will be prorated for her first partial service year.

Dr. Abdullah and the Company will enter into an indemnification agreement in substantially the same form as Exhibit 10.1 to the Company’s Form S-1/A filed with the SEC on April 16, 2018.

There is no arrangement or understanding pursuant to which Dr. Abdullah was appointed to the Board. There are no family relationships between Dr. Abdullah and any director or executive officer of the Company, and Dr. Abdullah has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01 - Other Events.

A copy of the press release announcing Dr. Abdullah's appointment as director is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 - Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description
99.1	Press Release dated March 11, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTSHEET INC.

		By:	/s/ Pete Godbole
		Name:	Pete Godbole
		Title:	Chief Financial Officer & Treasurer

Date:	March 11, 2021